Exhibit 10.4

SUMMARY DESCRIPTION OF THE
COMPANY MANAGEMENT INCENTIVE PROGRAM

I.Introduction

The Company Management Incentive Program (“CMIP”) is designed to provide an incentive cash compensation opportunity to the CEO of W.W. Grainger, Inc. (the “Company”), their U.S. direct reports, along with members of the U.S. Grainger Leadership Team (individually, “Participant”, and collectively, “Participants”) based upon: two key financial factors that drive improvements in shareholder value: adjusted return on invested capital (“ROIC”); and year-over-year daily, organic constant sales growth (“Sales Growth”) as further explained below.

II.Objectives

The CMIP is designed to:

•Encourage decision-making focused on growing the business profitably and efficiently, thus leading to improvements in shareholder value;
•Influence Participants to make decisions consistent with shareholders’ interests;
•Align Participant actions with relevant Company objectives; and
•Attract and retain the talent required to achieve the Company’s objectives.

III.Eligibility

Eligibility for participation in the CMIP is limited to the Company’s CEO, SVPs, and other employees as recommended by the CEO and approved by the Compensation Committee of the Board (“CCOB”). Criteria for selection as a Participant are external market practice, impact of the role, and internal practice.

Participation in the CMIP is subject to the eligibility provisions in Section B of the attached Terms and Conditions.

IV.Performance Measures

The Company is focused on simultaneously achieving the following goals:

1.Produce a favorable rate of ROIC; and
2.Grow the business by driving sales growth.

The 2026 CMIP will be based on the Company’s achievement of adjusted ROIC and Sales Growth targets (together, the “Business Multiplier”) as follows:

Business Multiplier = (ROIC component + Sales Growth component)

ROIC Component

ROIC is calculated as total Company adjusted operating earnings divided by the Company’s average net working assets (a five-point average of quarter end balances year-to-date):

ROIC = Adjusted Operating Earnings
Net Working Assets

The ROIC component will range from 0% to 100% of a Participant’s total target incentive award.

Sales Growth Component

Sales Growth is calculated as total Company year-over-year organic, constant currency sales growth adjusted for the difference in U.S. selling days relative to the prior year period.

Sales Growth = [(Total Company Daily, Organic Constant Currency Sales, Current Year / Total Company Daily, Organic Constant Currency Sales, Prior Year)]-1

The Sales Growth component will range from 0% to 100% of a Participant’s total target incentive.

If results are more than 0% and less than 100% with respect to the Sales Growth and/or the ROIC component, the payout amount calculation will be based on the goal and payout scale for each component. For the total payout, CMIP Sales Growth & ROIC components are calculated, summed, and then rounded to the nearest whole percent for the final CMIP payout.

The calculations of ROIC and Sales Growth will be modified for the Company’s planned foreign exchange rates used when setting initial targets. In addition, the calculations of ROIC and Sales Growth will generally exclude the effect of any mergers, acquisitions or divestitures with a closing date that occurs during the same fiscal year. In other words, the impact of any merger, acquisition or divestiture on sales growth, operating earnings and net working assets will generally be excluded when calculating the Company’s achievement of the performance measures. The calculations of ROIC and Sales Growth may also be adjusted from time to time to exclude other items that the Company believes may not be indicative of core operating results. In any such case, reconciliations of any non-GAAP financial measures to the most directly comparable

GAAP financial measures will be provided as required or appropriate in the Company’s disclosures relating to the compensation paid to its named executive officers.

The CCOB reviews and recommends for approval by the Board of Directors of the Company (the “Board”) any payouts under the CMIP for applicable Participants, including in respect of the exercise of any discretion to modify the payout formula. Any CMIP payouts to the CEO are approved by the Board’s independent directors in executive session without Management present.

V.Target Incentive Award

Also known as the target incentive, the Target Incentive Award for each Participant is stated as a percentage of the Participant’s Base Salary. Target Incentive Awards follow competitive market practice and internal considerations.

VI.Determination of Payment Amounts

The following process is used to determine the payment amount for each Participant.

•Step 1. Performance Determination: The Company’s finance function (“Finance”) determines the performance results for each CMIP performance measure (ROIC and Sales Growth) and calculates the applicable percentage payout for each component based on the approved goals and payout scales.

•Step 2. Business Multiplier Calculation: Finance calculates the CMIP Business Multiplier, which equals the sum of the ROIC component payout percentage and the Sales Growth component payout percentage as follows:

◦Business Multiplier = ROIC Component + Sales Growth Component

•Step 3. Incentive Earned Calculation: The Company’s Corporate Compensation function (“Corporate Compensation”) calculates each Participant’s CMIP incentive award earned as follows:

◦Incentive Earned = Base Salary (as of December 31 of the applicable program year) x Target Incentive Award x Business Multiplier

The maximum award that may be paid to a Participant is capped at 200% of such Participant’s target incentive.

Participants holding incentive-eligible jobs for part of the year will earn an adjusted award based on the eligibility provisions of the CMIP Terms and Conditions.

•Step 4. Review and Approval: Management assists the CCOB by making recommendations, and the CCOB reviews and recommends for Board approval the final incentive amounts for each Participant. Any CMIP payout to the CEO is approved by the Board’s independent directors in executive session without Management present.

•Step 5. Communication and Payment: Corporate Compensation is responsible for setting communication standards for the final incentive amounts earned by each Participant and administering CMIP payments in accordance with established payment timing.

TERMS AND CONDITIONS OF THE
COMPANY MANAGEMENT INCENTIVE PROGRAM (CMIP)

Capitalized terms used but not defined herein have the meaning ascribed thereto in Section H. below.

A.Program Year

The CMIP covers the period from January 1, 2026 to December 31, 2026.

B.Eligibility Provisions

Specific eligibility provisions are developed and reviewed annually. Eligibility provisions for Participants who work eligible days are outlined below. “Eligible days” refers to continued Employment inclusive of certain leaves of absences (subject to the limitations described in Part 6 below), during which the Participant is in an incentive eligible job and continues to receive pay directly from the Company or its subsidiaries. For purposes of the following provisions, pro-rata calculations are based on the number of eligible days in each month during the applicable program year.

1.Full-Year Participation – Eligible Participants who were in an incentive-eligible job(s) and worked all eligible days during the program year will be eligible to receive a full award under the CMIP, except as noted below.

2.First-Year Participation (internal promotion or external hire) – Participants who are placed into an incentive-eligible job on or before October 31 will be eligible to receive a pro-rata award based on the number of eligible days on active payroll in the incentive-eligible job during the applicable program year. Participants placed in an eligible job on or after November 1 are not eligible to participate in the CMIP for that year (except as approved by the CCOB).

3.Changes in CMIP Target Incentive Award – Participants whose CMIP Target Incentive Award changes during the year due to promotion, demotion, or reclassification of the current job will be eligible to receive a prorated award based on the number of eligible days at each CMIP Target Incentive Award level and Participant’s Base Salary as of December 31st unless as otherwise specified below.

4.Transfer to Another Incentive Program – A Participant who changes jobs during the year such that the former and current jobs qualify for participation in different incentive programs will be eligible to receive a CMIP award pro-rated based on the number of eligible days worked in the CMIP-eligible role, and otherwise subject to the applicable terms and conditions of any other incentive program for which they were eligible to participate and worked in a non-CMIP-eligible job.

5.Transfer to a Non-Incentive Eligible Job – A Participant in an incentive-eligible job who transfers to a non-incentive-eligible job will receive a pro-rata award for the number of eligible days in the CMIP incentive-eligible job based on the applicable CMIP Target Incentive Award level while in an eligible job. Payment will be made on the next incentive payment date.

6.Job Elimination – In the sole discretion of Management or if applicable, the CCOB, if a Participant’s job is eliminated for business reasons a pro-rata award (based on the number of days in the CMIP eligible job) for the current year may be made to the Participant, with payment on the next CMIP incentive payment date, regardless of the effective date of the job elimination.

In the event the Participant does not continue Employment with the Company due to a severance‑qualifying termination under the Company’s Executive Severance Plan or Severance Benefits Plan, any award determination for the current year pursuant to this Part 6 will be made consistent with the treatment described in the Severance Plan that is applicable to the Participant and subject to the terms of such Severance Plan , with payment to the Participant on the next incentive payment date. The salary used in the calculations will be the Participant’s Base Salary as of the Participant’s last day of Employment with the Company.

7.Voluntary Resignation – If a Participant resigns and their last day worked is before the scheduled CMIP payment date for a given year, no award will be paid. The Participant will not receive any incentive payment despite formerly being in an incentive-eligible job.

8.Death - In the event of a Participant’s death within the program year or prior to the payment date while still employed by the Company, the Participant will be eligible for a prorated award based on the date of death and on the Business Multiplier, and payment, if any, will be made for the program year to the Participant or their estate on the next incentive payment date as applicable. The salary used to calculate the prorated award will be the Participant’s Base Salary as of last day worked.

9.Retirement - In the event of a Participant’s Retirement that occurs within the program year or prior to the payment date, the Participant will be eligible for a prorated award based on the date of Retirement and on the Business Multiplier, and payment, if any, will be made for the current year to the Participant on the next incentive payment date as applicable. The salary used to calculate the prorated award will be the Participant’s Base Salary as of last day worked.

10.Long-Term Disability - In the event of a Participant’s approved long-term disability that goes into effect during the program year or prior to the payment date, the Participant will be eligible for a prorated award based on effective start date of the long-term disability and on the Business Multiplier, and payment, if any, will be made for the current year to the Participant on the next incentive payment date as applicable. The salary used to calculate the prorated award will be the Participant’s Base Salary as of the Long-Term Disability effective/start date.

11.Pro-rata Calculation – Eligible Participants who were in a CMIP incentive-eligible job for part of the program year may be eligible to receive a prorated CMIP award. All pro-rata payment calculations are based on the number of eligible calendar days in the applicable program year. For example, assume a Participant begins eligibility on February 1. The proration is based on number of eligible days in each eligible month. The proration is calculated based on number of eligible days divided by total days in the year (e.g. 334/365 or approximately 91.5%). The proration will be adjusted as appropriate to reflect leap years.

12.Good Standing – Eligible Employees must be in good standing as of program year-end, as determined in the sole discretion of the CCOB, to be eligible for participation in the CMIP.

C.Termination of Employment; Engaging in Misconduct; Excess Payments; Restatement of Inaccurate Financial Results; Indemnification; Conflicts

1.If (a) the Participant’s Employment is terminated by the Employer for whatever reason (other than by reason of job elimination that meets the definition of a qualifying event under the Executive Severance Plan or the Severance Plan), (b) the Employer does not renew an Employment contract (if applicable) with a Participant, (c) the Participant resigns their Employment, or (c) the Participant Engaged in Misconduct, or is believed to have Engaged in Misconduct, the Participant will not be eligible for a CMIP award and any awards will be forfeited. If a Participant incurs a severance‑qualifying termination under the Company’s Executive Severance Plan and satisfies the requirements for receiving a CMIP payment, any CMIP incentive amount will be paid at the time and in the form provided under this CMIP except to the limited extent a different time is required to comply with Code §409A as applied to the severance arrangement (including any release‑timing or specified‑employee delay requirements). No provision of the Executive Severance Plan shall be interpreted to accelerate or defer a CMIP payment except as permitted by Treas. Reg. §§1.409A‑2 and ‑3.

2.If a Participant Engaged in Misconduct or is believed to have Engaged in Misconduct, the Company shall be entitled to recover from the Participant, and Participant shall re-pay any cash sum received pursuant to the CMIP, in whole or in part, for any period of time, as the Company deems appropriate under the circumstances. Further, if the Participant (or former Participant) receives any amount in excess of what the Participant (or former Participant) should have received under the terms of the CMIP for any reason (including, without limitation, by reason of a mistake in calculations or administrative error or as otherwise may be required by the Recoupment Policy, any applicable Laws or listing standard adopted by the New York Stock Exchange), all as required by or, in its discretion, determined by Management, then the Company shall have the right to cancel the award, require the repayment of any excess cash distribution acquired pursuant to, or received in connection with, the CMIP or take any other action it deems appropriate under the circumstances to recoup any such excess payment for the period the Company determines appropriate.

3.The Company shall have the discretion to recover awards that were paid or settled to the Participant at a time when they were an employee of the Employer in the following instances:

a.If the payment or settlement of awards would have been lower had the achievement of applicable financial performance goals been calculated based on any restated financial results, if the Participant Engaged in Misconduct; and/or

b.In the case of inaccurate financial results, whether or not they result in a restatement, and whether or not the Participant has Engaged in Misconduct; and/or

c.As set forth in the Recoupment Policy; and/or

d.For any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by Management, or where applicable, the CCOB, in their discretion.

Except in circumstances where a Participant has Engaged in Misconduct or for a longer period of time if required by the Recoupment Policy, applicable Law or a listing standard adopted by the New York Stock Exchange, awards received or settled more than three years after the date of the initial filing with the U.S. Securities & Exchange Commission that contained the incorrect financial results shall not be subject to recovery under this Section C.3.

4.The rights and obligations of each Participant under the terms and conditions of the Participant’s Employment shall be unaffected by the Participant’s participation in the CMIP or any right the Participant may have with the Company to participate in the CMIP. A Participant who participates in the CMIP waives any and all rights to compensation or damages in consequence of the termination of the Participant’s Employment for any reason insofar as those rights arise or may arise from the Participant’s forfeiture of an award under the CMIP as a result of such termination or from the loss or diminution in value of rights or entitlements the Participant may have under the CMIP. If necessary, a Participant’s terms of Employment shall be varied accordingly.

5.The exercise of the Company of its rights under this Section C shall not constitute the recovery of liquidated damages, nor shall the exercise of such rights be deemed its exclusive remedy, but shall be in addition to all other rights available at law or in equity. By participating in the CMIP, the Participant expressly agrees to indemnify and hold the Company and the Participant’s Employer harmless from any loss, cost, damage or expense (including attorneys' fees) that the Company or the Employer may incur as a result of the Participant’s actions or in the Company’s and/or the Employer’s efforts to recover such previously made payments or value pursuant to this Section C.

6.Notwithstanding anything to the contrary under these Terms and Conditions, the Company may cancel, recoup, rescind, or otherwise recover any award or compensation made under the CMIP if such recovery is pursuant to a claw-back or recoupment policy adopted by the Company from time to time, including the Recoupment Policy, or as otherwise permitted or required by applicable law or listing standard adopted by the New York Stock Exchange.

D.Oversight of CMIP and Administration

The CCOB and the Board of Directors of the Company (the “Board”) are responsible for the oversight of the CMIP. Management assists the CCOB by making recommendations, and the CCOB reviews, in conjunction with its independent compensation consultant, and recommends for Board approval any changes to CMIP design and the final incentive amounts payable to each Participant. Any CMIP design changes, payouts or other actions impacting the CEO’s compensation are approved by the Board’s independent directors in executive session without Management present.

The administration of the CMIP, including the calculation of payments, is the responsibility of the Company.

E.Payment

Payment under the CMIP will be made annually on or before March 15 for the prior program year’s results unless country-specific regulations require otherwise. Payment will be made by the Employer in local currency or equivalent, less applicable withholding taxes and other amounts required to be withheld.

Notwithstanding anything herein to the contrary, payment of all or part of awards under the CMIP that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred as and to the extent provided by the Board or the CCOB.

F.No Right of Continued Employment

Participation in the CMIP is not a guarantee of continuing Employment with the Company or of continued participation in the CMIP in any subsequent year.

G.Amendment or Termination of CMIP

The CCOB may from time to time recommend to the Board for approval that the Company amend, change or terminate the CMIP. Any amendment, change or termination related to the CEO’s CMIP is subject to review by the CCOB and approval by the Board’s independent directors in executive session without Management present.

For Participants other than the CEO, the Company also reserves the right, subject to the review and approval of the CCOB and the Board, to amend these Terms and Conditions or the CMIP at any time and from time to time, with or without prior notice; provided, that no amendment shall, without the consent of the Participant, operate to affect adversely any previously earned award payment.

H.Definitions

Active Payroll is continued active Employment (inclusive of leaves of absences) where the Participant continues to receive pay/compensation directly from the Company or any of its subsidiaries.

Base Salary is defined as the locally relevant annual base rate of pay to the Participant, which is used to determine/calculate a CMIP award.

Board is the Board of Directors of W.W. Grainger, Inc.

Business Multiplier, for the purposes of CMIP, means the CMIP payout amount calculated by Finance as the sum of the percentage payout for the ROIC component and the percentage payout for the Sales Growth component, which is used in the incentive formula: Incentive Earned = Base Salary (as of December 31 of the applicable program year) × Target Incentive Award × Business Multiplier.

CCOB is the Compensation Committee of the Board.

CMIP is the Company Management Incentive Program, as governed by these Terms and Conditions.

Company is W.W. Grainger, Inc.

Eligible Days refers to the days during which a Participant is continuously employed by the Company, including periods of approved leave of absence, provided that the Participant is in an incentive-eligible job and continues to receive pay directly from the Company or its subsidiaries during the leave of absence.

Eligible Employee is any of the following: the Company’s Chief Executive Officer (CEO), Senior Vice President (SVP) and any other employee of the Company or its subsidiaries that has been approved to participate in CMIP by the Compensation Committee of the Board.

Employer is the Company or the local subsidiary of the Company that employs the Participant.

Employment is a Participant’s employment with the Employer (including in accordance with the terms and conditions of their employment contract, if any) in business units where applicable, in accordance with the applicable employment policies and expectations of the Employer.

Engaged in Misconduct means a Participant:

(i)has breached any contract or agreement with the Employer;

(ii)has made any unauthorized disclosure of any of the trade secrets or confidential information of Employer;

(iii)has committed an act of embezzlement, fraud or theft with respect to the property of Employer;

(iv)has engaged in conduct which violates the Company’s Business Conduct Guidelines, employee handbook, or any anti-corruption or bribery law (whether involving government officials or otherwise);

(v)has deliberately disregarded the rules of the Employer in such a manner as to cause any loss, damage or injury to, or otherwise endanger the property, reputation or employees of the Employer;

(vi)induced any employee, supplier, customer, agent or contractor of Employer or any other individual to take any action described in (i)-(v) above;

(vii)intends to take any action described in (i)-(vi) above; or

(viii)has taken any other action that Management in its discretion determines to be detrimental.

Management means the CEO or the CEO’s duly authorized designees.

Retirement refers to the date upon which a Participant attains any of the following while employed by the Company: age 60, age 55 and 20 years of service; or 25 years of service.

Participant is each Eligible Employee who has been approved by the CCOB to participate in the CMIP.

Recoupment Policy is the W.W. Grainger, Inc. Financial Statement Executive Compensation Recoupment Policy (the “Recoupment Policy”).

Severance Plan is the approved severance benefits plan document that is applicable to the Participant.

Target Incentive Award is the amount of the CMIP target incentive expressed as a percentage of the Participant’s Base Salary as determined by the Board, before the application of the Business Multiplier.

Terms and Conditions are these Terms and Conditions as amended from time to time.

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